SCHEDULE 14C
(RULE 14C-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. _______)

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Optimum Fund Trust

(Name of Registrant as Specified in Its Charter)

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OPTIMUM FUND TRUST
Optimum Large Cap Growth Fund

100 Independence, 610 Market Street
Philadelphia, PA 19106-2354

INFORMATION STATEMENT
This Information Statement is being furnished on behalf of the Board of Trustees (“Trustees” or “Board”) of Optimum Fund Trust (“Trust”) to inform shareholders of the fund listed above (the “Fund”) about recent changes related to the Fund’s sub-advisory arrangement.  The changes were approved by the Board on the recommendation of the Fund’s investment manager, Delaware Management Company (the “Manager”), without shareholder approval as is permitted by an order of the U.S. Securities and Exchange Commission (“SEC”).  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

A Notice of Internet Availability of Information Statement relating to this Information Statement (“Notice”) was mailed beginning on or about April 13, 2023 to shareholders of record of the Fund as of April 3, 2023 (the “Record Date”).  The Information Statement is available on the Fund’s website at optimummutualfunds.com/literature on or about April 10, 2023 until at least August 1, 2023. A paper or e-mail copy of the Information Statement may be obtained, without charge, by contacting your participating securities dealer or other financial intermediary or, if you own Fund shares directly through the Fund’s service agent, by calling the Fund’s service agent toll free at 800-914-0278.

INTRODUCTION
The Manager is the investment manager to each series of the Trust, including the Fund. Pursuant to “manager of managers” authority, the Manager, subject to approval by the Board, is permitted to hire, terminate, or replace sub-advisors who are affiliated or unaffiliated with the Trust or the Manager, and to enter into and modify material terms and conditions of the related sub-advisory agreements without shareholder approval. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires that the shareholders of a mutual fund approve an agreement pursuant to which a person serves as investment advisor or sub-advisor of the fund. In order to use the “manager of managers” authority discussed above, the Manager, the Trust, and certain affiliates requested and received an exemptive order from the SEC on January 17, 2017 (the “SEC Order”).  The SEC Order exempts the Manager, the Trust and other affiliates from certain of the shareholder approval requirements of Section 15(a) of the 1940 Act and allows the Board, subject to certain conditions, to appoint new sub-advisors and approve new sub-advisory agreements on behalf of the Trust without shareholder approval.  The Manager has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisors and recommend the hiring, termination, and replacement of the sub-advisors to the Board.

Consistent with the terms of the SEC Order, at a meeting held on November 30, 2022 (the “Meeting”), the Board, including a majority of the Trustees who are not “interested persons” of the Trust or of the Manager (the “Independent Trustees”) approved a new sub-advisory agreement (the “Sub-Advisory Agreement”) between the Manager and Los Angeles Capital Management LLC (“Los Angeles Capital”), under which Los Angeles Capital would serve as a sub-advisor to the Fund, replacing ClearBridge Investments, LLC (“ClearBridge”).

ClearBridge ceased serving as a sub-advisor for the Fund on January 6, 2023 and its sub-advisory agreement has been terminated. The decision to terminate the sub-advisory agreement with ClearBridge was based upon certain factors, including but not limited to, the deterioration of ClearBridge’s performance in recent periods. On the other hand, the Board believed that Los Angeles Capital’s U.S. Large Growth strategy could provide an attractive complementary pairing with the Fund’s other sleeve managed by America Century Investment Management, Inc. (“American Century”).

The Trust and the Manager have agreed to comply with certain conditions when acting in reliance on the relief granted in the SEC Order. These conditions require, among other things, that within ninety (90) days of hiring a new sub-advisor, the affected fund will notify the shareholders of the fund of the change. The Notice provides such notice of the change and this Information Statement presents additional details regarding Los Angeles Capital and the Sub-Advisory Agreement.

THE INVESTMENT MANAGER
The Manager is located at 100 Independence, 610 Market Street, Philadelphia, PA 19106-2354, and is a series of Macquarie Investment Management Business Trust, which is an indirect subsidiary of Macquarie Management Holdings, Inc. (“MMHI”), which in turn is an indirect subsidiary, and subject to the ultimate control, of Macquarie Group Limited (“Macquarie”).  The Manager is registered as an investment advisor with the SEC under the Investment Advisers Act of 1940, as amended.

The Manager provides investment advisory services to the Fund pursuant to an investment management agreement dated January 4, 2010 between the Trust and the Manager, as amended (the “Management Agreement”).  The Management Agreement was most recently renewed by the Board, including a majority of the Independent Trustees, at a meeting held on September 21-22, 2022. The Trust employs the Manager to generally manage the investment and reinvestment of the assets of the Fund.  In so doing, the Manager may hire one or more sub-advisors to carry out the investment program of the Fund, subject to the approval of the Board. The Manager continuously reviews and supervises the investment program of the Fund. The Manager furnishes regular reports to the Board regarding the investment program and performance of the Fund. The Manager has hired LPL Financial Corporation (“LPL”), a registered broker/dealer and investment advisor, as a consultant to assist with this process.

Pursuant to the Management Agreement, the Manager has full discretion and responsibility, subject to the overall supervision of the Board, to select and contract with one or more investment sub-advisors, to manage the investment operations and composition of the Fund, and to render investment advice for the Fund, including the purchase, retention, and disposition of investments, securities, and cash held by the Fund. The Management Agreement obligates the Manager to implement decisions with respect to the allocation or reallocation of each Fund’s assets among one or more current or additional sub-advisors, and to monitor the sub-advisors’ compliance with the Fund’s investment objective(s), policies, and restrictions. Under the Management Agreement, the Trust will bear the expenses of conducting its business. In addition, the Manager pays the salaries of all officers and Trustees of the Trust who are officers, directors, or employees of the Manager or its affiliates.

As compensation for the services rendered under the Investment Management Agreement, the Fund pays the Manager an annual management fee as a percentage of average daily net assets as described in Exhibit A. During the last fiscal year, the Fund paid investment management fees to the Manager as described in Exhibit B. For the fiscal year ended March 31, 2022, the Manager paid all sub-advisors of the Fund investment sub-advisory fees of $6,451,251. For the fiscal year ended March 31, 2022, the annualized investment sub-advisory fees as a percentage of the Fund’s average daily net assets were 0.31%.

The key executives and each trustee of the Manager and their principal occupations are: Shawn K. Lytle, Trustee and President; John Leonard, Executive Vice President, Global Head of Equities; Brett Lewthwaite, Executive Vice President, Global Head of Fixed Income; David F. Connor, Trustee and Senior Vice President/General Counsel/Secretary; Richard Salus, Senior Vice President, Global Head of

Fund Services; David Brenner, Senior Vice President, Chief Strategy Officer; Neil Siegel, Senior Vice President, Chief Marketing Officer; Michael F. Capuzzi, Senior Vice President, U.S. Chief Operations Officer; Stephen Hoban, Chief Financial Officer; and Brian L. Murray, Senior Vice President, Global Chief Compliance Officer. The address of each person listed is 100 Independence, 610 Market Street, Philadelphia, PA 19106-2354.

LOS ANGELES CAPITAL
Los Angeles Capital, headquartered at 11150 Santa Monica Blvd., Suite 200, Los Angeles, CA 9002, was approved by the Board to serve as a sub-advisor to the Fund at the Meeting. Los Angeles Capital was founded in 2002 and is employee owned through its parent companies, LACM Holdings Inc. and LACM Equity LLC. Los Angeles Capital has a wholly owned subsidiary, LACM Global, Ltd, an entity formed in the UK and regulated by the Financial Conduct Authority. Los Angeles Capital is registered as an investment advisor with the SEC. As of February 28, 2023, Los Angeles Capital’s total assets under management were approximately $30.2 billion.  Los Angeles Capital has held its Fund responsibilities since January 17, 2023.

Los Angeles Capital is not affiliated with the Manager, and Los Angeles Capital discharges its responsibilities subject to the oversight and supervision of the Manager. Los Angeles Capital is compensated out of the fees that the Manager receives from the Fund. There will be no increase in the advisory fees paid by the Fund to the Manager as a consequence of the implementation of the Sub-Advisory Agreement. The fees paid by the Manager to Los Angeles Capital depend upon the fee rates negotiated by the Manager and approved by the Board and on the percentage of the Fund’s assets allocated to Los Angeles Capital by the Manager. In accordance with procedures adopted by the Board, Los Angeles Capital may effect Fund portfolio transactions through an affiliated broker/dealer and the affiliated broker/dealer may receive brokerage commissions in connection therewith as permitted by applicable law. The Sub-Advisory Agreement is dated December 2, 2022.

Los Angeles Capital serves as an investment advisor or sub-advisor to the registered investment companies listed below, each of which has an investment objective similar to the Fund’s investment objective.

Fund	Assets Under Management as of February 28, 2023	Effective Sub-Advisory Fee Rate (as a percentage of daily net assets)
Subadvised Mutual Fund A	$1,338,089,332	0.218%*
Subadvised Mutual Fund B	$53,008,267	0.231%**
*The rate shown, as of March 31, 2022, is the estimated aggregate effective fee rate that was paid to the Fund’s two subadvisers.  Los Angeles Capital’s fee rate depends on the portion of asset managed at any time.
**As of February 28, 2023

The names and principal occupations of the principal executive officers and/or directors of Los Angeles Capital are listed below. The address of each principal executive officer and/or director listed below, as it relates to the person’s position with Los Angeles Capital, is 11150 Santa Monica Blvd., Suite 200, Los Angeles, CA 90025:

Name	Title with Los Angeles Capital
Thomas Stevens	Chairman and Senior Portfolio Manager
Hal Reynolds	Co-Chief Investment Officer, Board member and Senior Portfolio Manager
Stuart Matsuda	Chief Trading Officer and Board member
Jennifer Reynolds	Chief Compliance Officer and Board member
Daniel Allen	Chief Executive Officer, President, Board member and Senior Portfolio Manager
Linda D. Barker	Chief Legal Officer, General Counsel and Corporate Secretary
Edward Rackham	Co-Chief Investment Officer
Bradford Rowe	Chief Research Officer
Steve Oetomo	Chief Technology Officer
Elizabeth Cunningham	Chief Financial Officer

THE SUB-ADVISORY AGREEMENT
The Sub-Advisory Agreement was approved by the Board at the Meeting, which was called for the purpose of approving the Sub-Advisory Agreement for an initial term of two years. Thereafter, continuance of the Sub-Advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Sub-Advisory Agreement provides that it will terminate automatically in the event of its assignment.

The terms of the Sub-Advisory Agreement are substantially similar to the terms of the prior sub-advisory agreement between the Manager and ClearBridge, except for the provision relating to the sub-advisory fees.

The Sub-Advisory Agreement provides that Los Angeles Capital, among other duties, will make all investment decisions for its allocated portion of the Fund’s investment portfolio in accordance with the Fund’s investment objectives, policies, and restrictions. Los Angeles Capital, subject to the supervision of the Board and the Manager, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of its allocated portion of the Fund’s assets. Los Angeles Capital also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund’s investment portfolio.

The Los Angeles Capital Sub-Advisory Agreement provides for Los Angeles Capital to be compensated based on the average daily net assets of the Fund allocated to Los Angeles Capital. Los Angeles Capital is compensated from the fees that the Manager receives from the Fund.  Los Angeles Capital generally will pay all expenses it incurs in connection with its activities under the Sub-Advisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The Sub-Advisory Agreement may be terminated without the payment of any penalty by: (i) the Manager or the Trust, at any time, without the payment of a penalty, on written notice to Los Angeles Capital of the Investment Manager’s or the Trust’s intention to do so, in the case of the Trust pursuant to action by the Board or pursuant to the vote of a majority of the outstanding voting securities of the Fund, or (ii) Los Angeles Capital, on not less than sixty (60) days' written notice to the Manager and the Trust.

THE MANAGER’S RECOMMENDATION AND THE BOARD’S CONSIDERATIONS REGARDING THE SUB-ADVISORY AGREEMENT
The Manager recommended the approval of the Sub-Advisory Agreement. In reaching the decision to approve the Sub-Advisory Agreement, the Board considered and reviewed information about Los Angeles Capital, including its personnel, operations and financial condition, which had been provided by Los Angeles Capital. The Board also reviewed material furnished by the Manager (with the assistance of LPL), including: a memorandum from the Manager reviewing the Sub-Advisory Agreement and the various services proposed to be rendered by Los Angeles Capital; research and analysis concerning Manager’s proposal of Los Angeles Capital; a description of Los Angeles Capital’s proposed sub-advisory fees under the Sub-Advisory Agreement, along with fees that Los Angeles Capital charges other comparable investment companies or accounts; information concerning Los Angeles Capital’s organizational structure and the experience of its investment management personnel; a “due diligence” summary report describing various material items in relation to Los Angeles Capital’s personnel, organization and policies; a copy of Los Angeles Capital’s Form ADV brochure, summaries of Los Angeles Capital’s compliance policies and procedures and its Code of Ethics; and a copy of the Sub-Advisory Agreement.

In considering such materials, the Independent Trustees received assistance and advice from and met separately with independent counsel. In this regard, the Independent Trustees reviewed with independent legal counsel their duties and obligations in connection with the review of the Sub-Advisory Agreement and discussed, in detail, the matters related to such approval. The materials prepared by Management specifically in connection with the approval of the Sub-Advisory Agreement were sent to the Independent Trustees in advance of the Meeting. While attention was given to all information furnished, the following discusses some primary factors relevant to the Board’s decision. This discussion of the information and factors considered by the Board (as well as the discussion above) is not intended to be exhaustive, but rather summarizes certain factors considered by the Board. In view of the wide variety of factors considered, the Board did not, unless otherwise noted, find it practicable to quantify or otherwise assign relative weights to the following factors. In addition, individual Trustees may have assigned different weights to various factors.

Nature, Extent and Quality of Services. In considering the nature, extent and quality of the services to be provided by Los Angeles Capital, the Board specifically considered that the Sub-Advisory Agreement contains substantially similar provisions to those in the prior ClearBridge sub-advisory agreement, except for the provisions relating to the sub-advisory fees. The Board reviewed materials provided by Los Angeles Capital regarding the experience and qualifications of personnel who will be responsible for managing the portion of the Fund to be sub-advised by Los Angeles Capital. The Board also placed weight on the performance of a representative Los Angeles Capital portfolio that utilized the investment process and parameters that would be employed by Los Angeles Capital on behalf of its portion of the Fund (the “Los Angeles Capital Account”). The Board also considered that Los Angeles Capital would serve as a sub-adviser of the Fund with another sub-advisor, American Century. The Board considered the compatibility of the two sub-advisers’ investment philosophies and methodologies that they would each employ for the Fund. Lastly, the Board took into account that Los Angeles Capital uses a quantitative investment approach that seeks to generate excess returns by constructing risk-controlled portfolios that maintain exposures to improving fundamentals, appropriate valuations and characteristics favored in the then-current environment. Based upon these considerations, the Board was satisfied with the nature and quality of the overall services to be provided by Los Angeles Capital to the Fund and its shareholders and was confident in the abilities of Los Angeles Capital to provide quality services to the Fund and its shareholders.

Investment Performance. The Board reviewed information on the performance of the Los Angeles Capital Account over various time periods. The Board also reviewed a “combination analysis” showing various performance metrics that would have resulted from combining the performance of the Los Angeles Capital Account with the performance of American Century in managing its portion of the Fund over various time periods. The Board noted Management’s belief, based on the historical combination analysis, that the investment strategy to be employed by Los Angeles Capital on behalf of its sleeve of the Fund would be a good complement to the type of investment philosophy followed by American Century, and that Los Angeles Capital’s investment strategy would provide a better balance to

American Century’s investment philosophy as compared the investment strategy utilized by ClearBridge. The Board believed such information and analysis evidenced the benefits to the Fund and quality of portfolio management services expected to be provided by Los Angeles Capital under the Sub-Advisory Agreement.

Sub-advisory Fees. In considering the appropriateness of the sub-advisory fees to be charged by Los Angeles Capital, the Board reviewed and considered the sub-advisory fees in light of the nature, extent and quality of the sub-advisory services to be provided by Los Angeles Capital, as more fully described above. The Board noted that Los Angeles Capital’s sub-advisory fees are paid by the Manager and are not additional fees borne by the Fund. The Board also noted that the sub-advisory fees to be paid by the Manager to Los Angeles Capital were the product of arms-length negotiations between the Manager and Los Angeles Capital, and the Board considered the allocation of the investment management fees charged to the Fund between the Manager and Los Angeles Capital in light of the nature, extent and quality of the investment management services provided, and to be provided by, the Manager and Los Angeles Capital. In particular, the Board was provided with a description of fees to be charged by Los Angeles Capital under the Sub-Advisory Agreement for the Fund, which showed them to be lower than the sub-advisory fees charged by ClearBridge under its sub-advisory agreement at the Fund’s current amount of assets under management. The Board considered the impact that the differences in fees would have on the Manager’s profitability, while also noting the current fee waiver that the Manager had put into effect for the Fund. The Board also was provided with information showing that Los Angeles Capital’s sub-advisory fees for the Fund were competitive with those charged by Los Angeles Capital to other comparable investment companies or accounts and was informed by the Manager that Los Angeles Capital’s sub-advisory fees were competitive with fees of other investment managers being considered as possible sub-advisors to the Fund. The Board also noted that the management fee paid by the Fund to the Manager would stay the same at current asset levels. Based upon such facts, the Board believed that the fees to be charged by Los Angeles Capital under the Sub-Advisory Agreement were acceptable in relation to the services to be provided.

Profitability, Economies of Scale and Fall-Out Benefits. Information about Los Angeles Capital’s profitability from its relationship with the Fund was not available because it had not begun to provide services to the Fund. The Trustees noted that economies of scale are shared with the Fund and its shareholders through investment management fee breakpoints so that as the Fund grows in size, its effective investment management fee rate declines, and they also noted that the Manager had put in place a fee waiver for the Fund that was currently in effect. The Board was also provided with information on potential fall-out benefits derived or to be derived by Los Angeles Capital in connection with its relationship to the Fund, such as soft dollar arrangements.

GENERAL INFORMATION
Distributor
The Fund’s distributor, Delaware Distributors, L.P. (“Distributor”), located at 100 Independence, 610 Market Street, Philadelphia, PA 19106-2354, serves as the national distributor of the Fund’s shares under an amended and restated Distribution Agreement dated January 4, 2010. The Distributor is an affiliate of the Manager and bears all of the costs of promotion and distribution, except for payments by the retail class shares under their respective Rule 12b-1 Plans. The Distributor is an indirect subsidiary of MMHI, and, therefore, of Macquarie. The Distributor has agreed to use its best efforts to sell shares of the Fund. Shares of the Funds are offered on a continuous basis by the Distributor and may be purchased through authorized investment dealers or directly by contracting the Distributor or the Trust. The Distributor also serves as the national distributor for the Delaware Funds. The Board annually reviews fees paid to the Distributor.

Transfer Agent, Administrator, and Fund Accountant
Delaware Investments Fund Services Company (“DIFSC”), located at 100 Independence, 610 Market Street, Philadelphia, PA 19106-2354, serves as the Trust’s shareholder servicing, dividend disbursing, and transfer agent. DIFSC provides fund accounting and financial administration oversight services to the Funds. Those services include overseeing the Funds’ pricing process, the calculation and payment of Fund expenses, and financial reporting in shareholder reports, registration statements, and other regulatory filings. Additionally, DIFSC manages the process for the payment of dividends and distributions and the dissemination of Fund net asset values and performance data.  DIFSC is an affiliate of the Manager, and is an indirect subsidiary of MMHI and, therefore, of Macquarie.

The Bank of New York Mellon, located at 240 Greenwich Street, New York, NY 10286-0001, provides fund accounting and financial administration services to the Funds. Those services include performing functions related to calculating the Funds’ net asset value and providing financial reporting information, regulatory compliance testing and other related accounting services.

Payments to Affiliated Brokers
During the last fiscal year, the Fund did not pay any commissions to affiliated brokers.

Shares Outstanding
The table in Exhibit C shows the number of shares outstanding as of the Record Date for each class of the Fund.

Record of Beneficial Ownership
As of Record Date, the Manager believes that there were no beneficial owners holding 5% or more of the total outstanding shares of any Class of shares of each Fund. As of Record Date, the Manager believes that the Funds’ officers and Trustees directly owned less than 1% of the outstanding shares of each Class of each Fund.

Householding
Only one copy of the Notice may be mailed to households, even if more than one person in a household is a shareholder of record of a Fund as of the Record Date, unless the Trust has received instructions to the contrary. Additional copies of the Notice or copies of the Information Statement may be obtained, without charge, by contacting your participating securities dealer or other financial intermediary or, if you own Fund shares directly through the Fund’s service agent, by calling the Fund’s service agent toll free at 800 914-0278. If you do not want the mailing of the Notice or the Information Statement, as applicable, to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact your participating securities dealer or other financial intermediary or, if you own Fund shares directly through the Fund’s service agent, by calling the Fund’s service agent.

Financial Information
Shareholders can obtain a copy of the Fund’s most recent Annual and Semiannual Reports, without charge, by contacting their participating securities dealer or other applicable financial intermediary or, if a shareholder owns Fund shares directly through the Fund's service agent, by calling the Fund’s service agent toll free at 800 914-0278.

EXHIBIT A
MANAGEMENT FEE SCHEDULE
As compensation for services rendered under the Investment Management Agreement, the Manager is entitled to receive an annual fee equal to the following percentage rates of the average daily net assets of the Fund:

Fund	Management Fee (annual rate as a percentage of average daily net assets)
Optimum Large Cap Growth Fund
0.7500% of assets up to $500 million
0.7000% of assets from $500 million to $1 billion
0.6500% of assets from $1 billion to $1.5 billion
0.6250% of assets from $1.5 billion to $2 billion
0.6000% of assets from $2 billion to $2.5 billion
0.5750% of assets from $2.5 billion to $5 billion
0.5500% of assets over $5 billion

EXHIBIT B
MANAGEMENT FEES PAID
During the fiscal year ended March 31, 2022, the Fund paid the following investment management fees to the Manager:

Fund	Management Fees Paid
Optimum Large Cap Growth Fund	$14,249,815 earned $14,177,531 paid $72,284 waived

EXHIBIT C
NUMBER OF SHARES OF THE FUND OUTSTANDING
As of the Record Date

Fund	Shares Outstanding
Optimum Large Cap Growth Fund	Class A: 3,081,274 Class C: 564,455 Institutional Class: 94,718,428 Total: 98,364,157

OPTIMUM FUND TRUST
Optimum Large Cap Growth Fund
100 Independence
610 Market Street
Philadelphia, PA 19106-2354

NOTICE OF INTERNET AVAILABILITY
OF INFORMATION STATEMENT

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet or by mail relating to Optimum Large Cap Growth Fund (the “Fund”), a series of Optimum Fund Trust (the “Trust”). We encourage you to access and review all of the important information contained in the Information Statement, available online at: optimummutualfunds.com/literature.

The Information Statement details the approval of a sub-advisory agreement with Los Angeles Capital Management LLC (“Los Angeles Capital”) as a sub-advisor to the Fund. Los Angeles Capital began serving as a sub-advisor for the Fund effective January 17, 2023. A more detailed description of Los Angeles Capital and its investment operations, information about the sub-advisory agreement, and the reasons the Board of Trustees (the “Board”) of the Trust approved Los Angeles Capital as a sub-advisor, are included in the Information Statement.

Delaware Management Company (the “Manager”) is the investment manager to each series of the Trust, including the Fund. The Manager employs a “manager of managers” arrangement in managing the assets of the Trust. In connection therewith, the Trust and the Manager have received an exemptive order from the U.S. Securities and Exchange Commission (the “SEC Order”), which permits the Manager, with the approval of the Board, to hire, terminate, or replace sub-advisors who are affiliated or unaffiliated with the Trust or the Manager, and to enter into and modify material terms and conditions of the related sub-advisory agreements without shareholder approval.

Pursuant to the SEC Order, this Notice of Internet Availability of Information Statement is being mailed beginning on or about April 13, 2023 to shareholders of record of the Fund as of April 3, 2023. The full Information Statement is available on the Fund’s website at optimummutualfunds.com/literature until at least August 1, 2023. A paper or e-mail copy of the full Information Statement may be obtained, without charge, by contacting your participating securities dealer or other financial intermediary or, if you own Fund shares directly through the Fund’s service agent, by calling the Fund’s service agent toll free at 800 914-0278.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.